Exhibit 10.70

ASSIGNMENT AND LICENSE AGREEMENT BETWEEN HANSEN AND SPE

This Assignment And License Agreement Between Hansen and SPE (“Agreement”) is dated and made effective as of February 3, 2011 (the “Effective Date”) by and between ECL7, LLC, a Delaware limited liability corporation, (“SPE”) and Hansen Medical, Inc., a Delaware corporation (“Hansen”). SPE and Hansen are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Luna (as defined below) and Hansen entered into that certain License Agreement Between Hansen and Luna (“Hansen-Luna Agreement”), with an effective date of January 12, 2010, in which, among other things, Luna granted a license to Hansen to certain intellectual property related to fiber optic shape sensing or localization technologies.

WHEREAS, Hansen wishes to assign and convey to its affiliate, SPE, the Hansen-Luna Agreement, and SPE wishes to accept such assignment, subject to the terms and conditions of this Agreement.

WHEREAS, contemporaneously with such assignment, the Parties desire for SPE to grant Hansen certain of SPE’s rights under the assigned Hansen-Luna Agreement, including those relating to the Medical Robotics Field such that Hansen can fully exercise such rights in accordance with the terms and conditions of the Hansen-Luna Agreement and this Agreement.

WHEREAS, SPE and Koninklijke Philips Electronics N.V. and Philips Medical Systems Nederland B.V. (“Philips”) intend to enter into that certain Sublicense Agreement Between SPE and Philips (“SPE-Philips Agreement”), with effective date of February 3, 2011, setting forth the terms and conditions governing, among other things, the grant of a sublicense from SPE to Philips to practice under certain patents and other intellectual property related to FOSSL Technology licensed from Luna under the Hansen-Luna Agreement in certain medical fields.

WHEREAS, Hansen and Philips entered into that certain Patent and Technology License and Purchase Agreement between Hansen and Philips (“Hansen-Philips Agreement”), dated as of the date hereof, setting forth the terms and conditions governing, among other things, the grant of a license from Hansen to Philips to practice under the patents and other intellectual property related to FOSSL Technology in certain medical fields.

NOW, THEREFORE, in view of the terms and conditions described below and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1.          Definitions

Unless otherwise defined in this Agreement, initially capitalized words and phrases shall have the meanings given to them in the Hansen-Luna Agreement. References to “Sections” are references to sections of this Agreement unless expressly stated otherwise.

2.          Assignment

2.1        Assignment. Subject to and conditioned upon the terms and conditions of this Agreement, in accordance with Section 6.3 of the Hansen-Luna Agreement (permitting Hansen to assign to an Affiliate the Hansen-Luna Agreement along with the rights granted thereunder without Luna’s consent), Hansen hereby sells, assigns and conveys to SPE, without recourse (except to the extent set forth in this Agreement), the entire right, title and interest of Hansen in and to the Hansen-Luna Agreement, together with all of Hansen’s rights, powers, privileges, benefits, causes of action, and remedies arising under the Hansen-Luna Agreement, except to the extent of the Excluded IP, as defined in Section 3.5 (collectively, the “Assigned Interest”). Such assignment is effective as of the Effective Date. SPE hereby accepts such assignment and assumes the Hansen-Luna Agreement as “Hansen” thereunder. SPE hereby assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of “Hansen” thereunder to be observed, performed, paid or discharged from and after the Effective Date, except to the extent of the Hansen Licensed IP (collectively, the “Assumed Liabilities”). Following this assignment, the party in privity with Luna under the Hansen-Luna Agreement, and having the exclusive right to make decisions as “Hansen” thereunder (except to the extent of the Hansen Licensed IP), shall be SPE and not Hansen.

2.2        Payment. SPE and Hansen agree that the fair market value of, and purchase price for, the Assigned Interest equals [***]. SPE shall pay the purchase price by paying to Hansen, within five business days after the date hereof, [***] thereof in immediately available funds in cash, to such account as shall be designated to SPE by Hansen.

2.3        True Sale.

(a)        SPE and Hansen intend that the assignment from Hansen to SPE under Section 2.1 is and shall constitute an absolute and unconditional sale to SPE from Hansen of all of Hansen’s right, title and interest in and to the Assigned Interest, and not a loan. SPE and Hansen agree that each would suffer irreparable harm from treatment of the assignment of the Assigned Interest pursuant to Section 2.1 as anything other than a true sale by Hansen to SPE of the Assigned Interest. SPE and Hansen agree to treat the assignment of the Assigned Interest under Section 2.1 for all purposes (including without limitation tax and financial accounting purposes) as a sale to SPE on all relevant books, records, financial statements and other applicable documents, and respond to any third party inquiries relating to the ownership of any of the Assigned Interest by stating that such Assigned Interest has been sold.

(b)        In the event that, notwithstanding the intent of SPE and Hansen to the contrary, the assignment under Section 2.1 is for any reason deemed by a court of competent jurisdiction not to constitute an absolute and unconditional sale of the Assigned Interest to Purchaser, (i) SPE and Hansen agree that such assignment shall be deemed to constitute the grant of a valid and continuing security interest by Hansen to SPE in all right, title and interest of Hansen in and to the Assigned Interest and (i) Hansen covenants and agrees (A) not to permit or suffer to exist any claims, liens or encumbrances upon the Assigned Interest, other than by, through or under SPE or its successors or assigns, and (B) not to sell, mortgage, pledge or otherwise hypothecate the Assigned Interest. This Agreement shall constitute a security agreement under applicable law if the assignment under Section 2.1 is deemed not to constitute a sale. Hansen hereby authorizes SPE to file any and all financing statements necessary to perfect the grant of such security interest under the applicable Uniform Commercial Code or to maintain perfection thereof; provided, however, that prior to making any such filing, SPE shall submit a draft of such filing to Hansen for its review and approval. No such filing or other action under or pursuant to this Section 2.3(b) shall be construed to prejudice the intent of SPE and Hansen that the assignment pursuant to Section 2.1 constitute an absolute and unconditional sale.

3.          Intellectual Property Rights

3.1        Rights under Hansen-Luna Agreement. For purposes of clarification only, Hansen, as an Affiliate of SPE (after giving effect to SPE’s receipt of the Assigned Interest), is a recipient of the license granted by Luna in the Medical Robotics Field in Section 2.1 of the Hansen-Luna Agreement pursuant to the language stating “Luna hereby grants to Hansen and its Affiliates [. . ..].” Generally and without limiting the foregoing, in such capacity, Hansen shall be entitled to all the rights and licenses afforted to Affiliates under the Hansen-Luna Agreement. Hansen acknowledges and agrees that such rights of Hansen under the Hansen-Luna Agreement as an Affiliate of SPE are subject to the rights granted by SPE to Philips pursuant to the SPE-Philips Agreement for so long as and to the extent such rights are in effect (the “Philips Rights”).

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

3.2        License Grants by SPE to Hansen.

(a)        Right to Sublicense in Medical Robotics Field. SPE hereby grants to Hansen the exclusive right to sublicense (through one or multiple tiers) Licensed IP in the Medical Robotics Field solely (A) in connection with the development, manufacture, use or sale of Hansen Products, (B) with respect to SDOF Medical Robotics for which Hansen will have the sole right to grant naked sublicenses to third parties (without any restrictions or interference from either Intuitive or Luna or SPE) and Intuitive has no right to grant such naked sublicenses, and/or (C) as otherwise mutually agreed by Intuitive and Hansen and Luna.

(b)        General Grant by SPE. To the fullest extent permitted by the Hansen-Luna Agreement and to the extent not granted in Section 3.2(a), SPE hereby hereby grants to Hansen the right to exercise any and all rights and licenses of SPE under the Hansen-Luna Agreement other than the Philips Rights. Without limiting the foregoing, and in each case subject to the Philips Rights:

(i)        Prosecution, Maintenance and Enforcement of Licensed Patents. Hansen shall have, and SPE hereby grants to Hansen, all rights to prosecute, maintain and enforce the Licensed Patents that are held by SPE with respect to the Medical Robotics Field under Sections 5.1 and 5.2 of the Hansen-Luna Agreement. Hansen shall receive the benefit of all rights and recoveries obtained in connection with enforcement actions therefor.

(ii)        Full Exercise of Rights in the Medical Robotics Field. To the extent not already provided for herein, SPE hereby grants and agrees to grant and provide to Hansen any and all rights and privileges, and to perform any and all services, necessary for Hansen to fully exercise the rights and privileges of SPE under the Hansen-Luna Agreement for the Medical Robotics Field relating to the Licensed IP and/or any FOSSL Technology.

(iii)        Other Rights. To the extent not within the Philips Rights and to the extent not already provided for herein, (a) SPE grants Hansen the right to sublicense (through one or multiple tiers) the Licensed IP outside the Medical Robotics Field to the full extent authorized by the Hansen-Luna Agreement and SPE shall grant any sublicenses authorized under the Hansen-Luna Agreement at and in accordance with Hansen’s direction if and to the extent Hansen cannot itself grant such a sublicense; (b) SPE grants Hansen the full rights to enjoy the benefits of Sections 2.2(a) and 2.3(e) regarding Luna’s agreement that Hansen owns certain intellectual property; (c) SPE grants and agrees to afford Hansen the benefits of the technology disclosures from Luna and related provisions of Section 2.3(f) and to follow Hansen’s directions with respect thereto; and (d) for the avoidance of doubt, if and to the extent any rights arising from the Hansen-Luna Agreement and granted to Philips under the SPE-Philips Agreement terminate, lapse, revert, are bought back or are otherwise returned to SPE, such rights shall thereupon immediately be included in the grants to Hansen provided for in this Section 3.2(b)(ii).

(iv)        Clarification Regarding Copyrights. With respect to Technology sublicensed by SPE to Hansen under this Section 3.2 that includes software, works or authorship or copyrighted materials, such licenses shall include the right to copy, modify and make derivative works thereof (and the right to use any ideas, concepts, algorithms and other information contained therein) within the fields and pursuant to the terms and conditions otherwise provided in this Agreement, regardless of when or whether provided or disclosed to Hansen. The foregoing shall not be construed to require the delivery or provision of any particular software (or source code), works of authorship or copyrighted materials except to the extent specifically provided in one or more separate written agreements between the Parties.

3.3        Third Party License Payments and Agreement Terms. SPE hereby assigns and delegates to Hansen, and Hansen hereby assumes and agrees to discharge, all of the Assumed Liabilities with respect to Third Party Payments (as defined below) from and after the Effective Date. If Hansen’s practice of Licensed IP (including through Hansen’s manufacture, use or sale of Products covered thereby or grant of a sublicense covered thereby) that is in-licensed by Luna from third party licensors and sublicensed to Hansen under Section 2.1 of the Hansen-Luna Agreement (Luna’s licenses of such third party Licensed IP being “Third Party Licenses” and such third party licensors being “Third Party Licensors”), results in a royalty, milestone or similar payment becoming due to any Third Party Licensors, Hansen shall be responsible for such payments (such payments attributable to Hansen’s practice of Licensed IP being, “Third Party Payments”). Pursuant to Section 3.2, in connection with such Third Party Licenses and Third Party Payments, Hansen shall have all the rights and obligations of SPE vis-à-vis Luna set forth in Section 2.4 of the Hansen-Luna Agreement.

3.4        [***]

3.5        Clarification Regarding Hansen IP. With respect to any intellectual property of Hansen that is licensed to Luna under the Hansen-Luna Agreement (namely the Hansen Licensed IP) prior to the assignment of such agreement hereunder, such intellectual property (the “Excluded IP”) shall remain subject to such license in accordance with the applicable terms and conditions of the Hansen-Luna Agreement following such assignment hereunder.

3.6        Cooperation by SPE. SPE shall provide Hansen any and all cooperation and assistance requested by Hansen to enable Hansen to perform Hansen’s obligations and exercise and enforce Hansen’s rights under the Hansen-Luna Agreement (as an Affiliate of SPE or as a result of this Agreement and subject to the Philips Rights), the Hansen-Philips Agreement, Development and Supply Agreement, that certain Cross License Agreement Between Intuitive and Hansen dated January 12, 2010 between Hansen and Intuitive Surgical, Inc, and this Agreement. Without limiting the foregoing, SPE shall provide to Hansen all communications, notices and information received by SPE from Luna (and Intuitive and Philips) in connection with such agreements, and, if requested by Hansen, SPE shall provide any requested communications, notices and information to Luna (and Intuitive and Philips) in connection with such agreements.

3.7        Source Code Escrow. Without limiting Section 3.6, SPE shall deliver to [***] any source code within the Licensed Luna IP in SPE’s possession or control for inclusion pursuant to the Source Code Escrow provisions of Section 5 of the Hansen-Philips Agreement.

4.          Representations and Warranties.

4.1        By Hansen. Hansen hereby represents and warrants as follows:

4.1.1    Hansen is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

4.1.2    The execution, delivery and performance of this Agreement by Hansen (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action on Hansen’s part, and (iii) do not and shall not contravene or constitute a default under any law or regulation, any judgment decree or order, or any contract, agreement or other undertaking applicable to Hansen.

CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

4.1.3    Hansen is the legal and beneficial owner of the Assigned Interest and the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim. All notices, consents and approvals required for the effectiveness of the assignment under Section 2 have been made or obtained and are in full force and effect.

4.2        By SPE. SPE hereby represents and warrants as follows:

4.2.1    SPE is a limited liability corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

4.2.2    The execution, delivery and performance of this Agreement by SPE (i) are within its corporate power, (ii) have been duly authorized by all necessary corporate action on SPE’s part, and (iii) do not and shall not contravene or constitute a default under any law or regulation, any judgment, decree or order, or any contract, agreement or other undertaking applicable to SPE.

4.2.3    SPE has the full right and authority to grant the rights and licenses granted to Hansen under Section 3 herein.

4.3        Disclaimer. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION WARRRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.          Miscellaneous

5.1        Entire Agreement. This Agreement (and the documents referenced herein) contains the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes and merges all prior and contemporaneous understandings and agreements between the Parties, whether written or oral, with respect to such subject matter. This Agreement shall not be modified, amended or cancelled other than in a writing signed by authorized representatives of SPE and Hansen.

5.2        No Implied Waiver. Any waiver of any obligation under this Agreement must be in writing. The failure of any Party to enforce at any time any provision of or right under this Agreement shall not be construed to be a waiver of such provision or right or any other provision, and shall not affect the right of such Party to enforce such provision or right or any other provision. No waiver of any breach hereof shall be construed to be a waiver of any other breach. SPE shall follow Hansen’s directors (at Hansen’s expense) with respect to any enforcement of the Hansen-Luna Agreement in connection with any of the foregoing and Hansen shall be entitled to receive and retain the proceeds and/opr the benefit of any other remedies from any such enforcement.

5.3        Assignment. This Agreement and the rights of the Parties hereunder may not be assigned by a Party without the prior written consent of the other Party; provided, however, this Agreement (along with the rights granted under this Agreement) may be assigned by Hansen without SPE’s consent to an Affiliate or as part of (i) a merger, consolidation, internal reorganization, or acquisition of Hansen or (ii) a sale of all or substantially all the assets of Hansen. Subject to the foregoing, the respective obligations of the Parties hereto shall bind, and the respective rights of the Parties shall inure to the benefit of, the Parties’ respective permitted assignees and successors. For the avoidance of doubt, any assignment or transfer of the Hansen-Luna Agreement or any rights thereunder shall only be made fully subject to the terms and conditions of this Agreement.

5.4        Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, without regard to conflicts of laws, or applicable federal law as to a particular subject where federal law governs, such as for example, the Patent Act governing patents or the Copyright Act governing copyrights. Each Party hereby (i) consents and submits to the venue and co-exclusive jurisdiction of the courts of New Castle County in the State of Delaware and the Federal courts of the United States sitting in such part of the District of Delaware, (ii) agrees that all claims may be heard and determined in such courts, (iii) irrevocably waives (to the extent permitted by applicable law) any objection that it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law. Each of the Parties hereby consents to service of process by any party in any suit, action or proceeding in accordance with such applicable law.

5.5        Severability. If for any reason a provision of this Agreement, or portion thereof, is finally determined to be unenforceable under applicable law, that provision, or portion thereof, shall nonetheless be enforced, as to circumstances, persons, places and otherwise, to the maximum extent permissible by applicable law so as to give effect to the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

5.6        Confidentiality. Confidential information within the Licensed IP shall be subject to the terms and conditions of the confidentiality provisions set forth in Section 6.7 of the Hansen-Luna Agreement.

5.7        Headings. The headings and captions used in this Agreement are for convenience only and shall not be considered in construing or interpreting this Agreement.

5.8        Interpretation. This Agreement has been negotiated by all parties, and each Party has been advised by competent legal counsel. This Agreement shall be interpreted in accordance with its terms and without any construction in favor of or against any Party.

5.9        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which collectively shall constitute one and the same instrument.

5.10          Notices. Except as may be otherwise provided herein, all notices, requests, waivers, consents and approvals made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to another Party; (b) when sent by facsimile, with receipt confirmation, to the number set forth below if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent by facsimile to the number set forth below if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day; or (c) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the applicable Parties as set forth below with next business day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall attempt to promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity or delivery status of any such communication. A Party may change or supplement the addresses given below, or designate additional addresses, for purposes of this Section by giving the other Parties written notice of the new address in the manner set forth above.

If to Hansen Medical, Inc.
800 E. Middlefield Road
Mountain View, CA 94043
Attn: Arthur Hsieh
Email: Arthur_Hsieh@hansenmedical.com

If to SPE
800 E. Middlefield Road
Mountain View, CA 94043
Attn: Steve Ware
Email: Steve_Ware@hansenmedical.com

5.11      Further Assurances. Each Party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other Party (to the extent consistent with this Agreement and at the other Party’s expense) in order to effectuate fully the purposes, terms and conditions of this Agreement. Without limiting the foregoing, each Party shall take such steps reasonably requested by the other Party to perfect, and provide constructive notice of, the licenses and other rights granted to such Party hereunder, including without limitation filings in any governmental office where that is customary or appropriate in accordance with applicable law.

5.12      Non-Petition. Prior to the Basic Documents Termination Date (as defined in the LLC Agreement of SPE), Hansen agrees, solely in its capacity as a creditor of SPE, not to acquiesce, petition or otherwise invoke or cause SPE to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against SPE under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of SPE or any substantial part of the property of SPE, or ordering the winding up or liquidation of the affairs of SPE.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

HANSEN MEDICAL, INC.	ECL7, LLC

By: /s/ Bruce J Barclay	By: /s/ Stephen Ware

Name: Bruce J Barclay	Name: Stephen Ware

Title: Chief Executive Officer	Title: President

[ASSIGNMENT AND LICENSE AGREEMENT]